Exhibit 10.31

TALEO CORPORATION

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Amendment”) is made as of December 26, 2008, by and between Taleo Corporation (the “Company”), and Michael P. Gregoire (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to a Michael P. Gregoire Employment Agreement dated March 14, 2005 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend certain provisions of the Agreement in order to come into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any final regulations and official guidance promulgated thereunder (together, “Section 409A”), as set forth below.

NOW, THEREFORE, BE IT RESOLVED, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1.             Severance.  Section 6(a) of the Agreement entitled “Termination Without Cause or Resignation for Good Reason” shall be amended and restated in its entirety to provide as follows:

“(a)
Termination Without Cause or Resignation for Good Reason.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 7, Executive will receive: (i) a lump-sum payment equal to Executive’s then annual Base Salary, paid within 30 days of termination of employment, (ii) reimbursement for any applicable premiums Executive pays to continue coverage for Executive and Executive’s eligible dependents under the Company’s health insurance plan for twelve months after the date of termination, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), (iii) a post-termination exercise period for Executive’s stock options of twelve (12) months (but in no event later than the expiration of the term of the applicable stock option), and (iv) immediate vesting of all unvested Compensatory Equity that would have vested had Executive otherwise remained an employee for the 12-month period commencing on his termination date.  In the event any accelerated vesting of restricted stock units, performance shares or performance units occurs pursuant to clause (iv) of the preceding sentence, the settlement of such awards and issuance of the underlying shares will be subject to any required six (6) month delay pursuant to Section 24.  Notwithstanding clause (iv) of this Section 6(a) above, upon a Change of Control, (x) Executive will receive immediate vesting with respect to 50% of all unvested Compensatory Equity that are then held by Executive, and (y) if a termination described in the first sentence of this Section 6(a) occurs within 60 days before or 18 months following a Change of Control, then, subject to Section 7, Executive will receive (A) a lump-sum payment equal to Executive’s annual Base Salary plus 100% of the annual Target Bonus amount for the year of termination, paid within thirty (30) days of termination of employment, and (B) immediate vesting with respect to all unvested Compensatory Equity that are then held by Executive. For purposes of clause (x) in the preceding sentence, the vesting schedule for Executive’s remaining unvested Compensatory Equity (determined after giving effect to clause (x)) shall be automatically proportionately adjusted on a grant by grant basis. Purely to illustrate the mechanics of the preceding sentence, if immediately prior to a Change of Control there were 150 unvested option shares outstanding which were vesting at a rate of 8 shares each month, and after giving effect to the accelerated vesting provisions of  clause (x) 75 of such option shares become vested on an accelerated basis, then the 75 remaining unvested option shares would thereafter vest at a rate of 4 shares per month. Executive’s vested stock options will remain exercisable in accordance with the terms of the 1999 Stock Plan and the corresponding option agreements and thereafter will expire to the extent not exercised.”

2.             Section 280G Gross-up.  The last sentence of the first paragraph under Section 6(b), beginning with the words “Any Gross-Up Payment,” shall be amended and restated to provide as follows:

“Subject to any six (6) month delay required pursuant to Section 24, any Gross-Up Payment will be paid to Executive, or for his benefit, within 15 days following receipt by the Company of the report of the accounting firm described below (or any determination by the Internal Revenue Service that Excise Taxes are owed, if earlier).  Notwithstanding the foregoing, in no event will any gross-up payment under this paragraph be paid later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes.”

3.             Release of Claims.  Section 7(a) of the Agreement entitled “Separation Agreement and Release of Claims” shall be amended and restated in its entirety to provide as follows:

“(a)
Separation Agreement and Release of Claims.  The receipt of any severance pursuant to this Agreement will be subject to Executive signing and not revoking a separation agreement and release of claims (the “Release”) in a form reasonably acceptable to the Company which becomes effective within sixty (60) days following Executive’s employment termination date or such earlier date as required by the Release (such deadline, the “Release Deadline”).  The Release will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers for 12 months following the date of termination and the Company will instruct its officers and directors not to disparage the Executive.  No severance pursuant to this Agreement will be paid or provided until the Release becomes effective.”

4.             Legal and Tax Expenses.  Section 15 of the Agreement entitled “Legal and Tax Expenses” shall be deleted in its entirety and no longer shall be in effect.

5.             Integration.  The following sentence shall be added to Section 16 of the Agreement entitled “Integration,” immediately following the last sentence of Section 16:

“With respect to equity awards granted on or after the date hereof, the acceleration of vesting provisions provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.”

6.             Section 409A.  The following paragraphs shall be added as a new Section 24 to the Agreement.

“24.     Section 409A.

(a)
Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits or gross-up payments payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)
Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments (including but not limited to issuance of shares under outstanding restricted stock units, performance shares or performance units, the vesting of which is accelerated pursuant to this Agreement, if any) that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)
Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of the Agreement.  Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of the Agreement.  For purposes of this subsection (c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d)
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.”

7.             Full Force and Effect.  To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

8.             Entire Agreement.  This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

9.             Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

10.           Amendment.  Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and Executive.

11.           Governing Law.  This Amendment shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(Signature page follows)

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

MICHAEL P. GREGOIRE	TALEO CORPORATION

/s/ Michael P. Gregoire	/s/ Josh Faddis
Signature	Signature

Michael P. Gregoire	Josh Faddis
Print Name	Print Name

VP, Legal
Print Title

(Signature page to Amendment to Michael P. Gregoire Employment Agreement)